Exhibit 99.1

Questcor Announces Preliminary Fourth Quarter and Full Year 2011 Net Sales and Operating Income

ANAHEIM, CA – February 3, 2012 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced that it expects to report net sales of approximately $75 million and operating income of approximately $41 million to $43 million for the quarter ended December 31, 2011, as compared to $29.3 million in net sales and $10.8 million in operating income for the quarter ended December 31, 2010. The Company’s cash, cash equivalents and short-term investments as of January 31, 2012 was approximately $214 million.

For the full year ended December 31, 2011, Questcor expects to report net sales of approximately $218 million and operating income of approximately $111 million to $113 million, as compared to $115.1 million in net sales and $53.8 million in operating income for the year ended December 31, 2010.

The Company’s financial performance in the fourth quarter was driven by increased paid prescriptions of H.P. Acthar® Gel (Acthar) in all three of its current principal therapeutic areas as reported in the Company’s press release issued on January 6, 2012.

“Questcor attributes its success to the ability of Acthar to help address unmet medical needs associated with the treatment of MS exacerbations in adults and the treatment of proteinuria in idiopathic types of nephrotic syndrome,” noted Don M. Bailey, President and CEO. “The Company is committed to providing access to Acthar to patients who need it, and marketing Acthar in accordance with regulatory requirements and industry standard practices. Through our patient assistance program since September 2007, we have now provided Acthar with a commercial value of over $124 million at no charge to patients who are unable to pay for their medication.”

The preliminary estimates discussed above are subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter are finalized, and the completion of audit of the 2011 financial statements. Therefore, actual results may differ materially from these estimates. Questcor will report audited financial results for its fourth quarter and full year ended December 31, 2011, on Wednesday, February 22, 2012, after the close of the U.S. financial markets, and will conduct a conference call to discuss its performance on Wednesday, February 22, 2012, at 4:30 p.m. Eastern Time. To participate in the call by telephone, please dial 1 (877) 941-0844 for U.S. participants and 1 (480) 629-9835 for international participants. To access an archived audio replay of the call, please dial 1 (800) 406-7325 for U.S. participants and 1 (303) 590-3030 for international participants, with the replay passcode #4509827. The webcast of the call may be accessed on the Questcor website under the Investor Relations section under “Events & Presentations” at http://ir.questcor.com/events.cfm.

The Company also intends to provide information related to paid prescription levels for January 2012 in advance of its presentation at the Leerink Healthcare Conference scheduled for February 16, 2012.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of acute exacerbations of multiple sclerosis in adults, the treatment of proteinuria in nephrotic syndrome, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the use of Acthar to treat systemic lupus erythematosus, or SLE, for which Acthar is approved as both a maintenance therapy and to treat exacerbations. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “expects,” “continue,” “exploring” or “possibility” and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

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Changes in reported results arising from financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter are finalized, and the completion of audit of the 2011 financial statements.

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Research and development risks, including risks associated with Questcor’s work in the area in the area of SLE, and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

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Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits; and

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other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission, or SEC, on February 23, 2011, our subsequent quarterly reports on Form 10-Q, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

510-400-0776

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
646-445-4801/415-568-4887	646-688-0425

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